Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT
The Coca-Cola Company 1989 Restricted Stock Award Plan

The Coca-Cola Company (the “Company”) hereby agrees to award to the recipient named below (the “Recipient”) the number of shares of Common Stock, $.25 par value, of the Company (the “Shares”), in accordance with and subject to the terms, conditions and restrictions of this Agreement.  The Award shall settle as Shares, but until such settlement, Recipient’s Award will be denominated in share units.  The Shares will be released to the Recipient on the dates set forth below (“Release Date”) if the conditions described in this Agreement are satisfied.  Such award will be made under the terms of The Coca-Cola Company 1989 Restricted Stock Award Plan (the “Plan”), as amended.

Name of Recipient:	NAME

Award:	[NUMBER] Shares

Award Date:	XXXXXXXXXX, XXXX

The following dates are applicable for this Agreement:

Award Date	XXXXXXXXXX, XXXX
Acceptance Date	XXXXXXXXXX, XXXX
Release Date(s)	XXXXXX, XXXX

TERMS AND CONDITIONS OF THIS AGREEMENT

(1)                                 General Conditions.  This Award is in the form of restricted stock units that settle in Shares at the Release Date(s).  If all of the conditions set forth in this Agreement are satisfied, the Shares will be released to the Recipient as soon as administratively possible following the Release Date(s).  Capitalized terms in this Agreement refer to defined terms in the Plan, except as otherwise defined herein.  If these conditions are not satisfied, the Award shall be forfeited, in whole or in part.

(a)                                 Except as provided in paragraphs (1)(b) and (c), the Shares shall be released on the Release Date(s) only if the Recipient is continuously employed by the Company or a Related Company from the Award Date until the Release Date(s).

(b)                                 In the event of Recipient’s Disability or death, the Shares shall be released to the Recipient or the Recipient’s estate as soon as administratively feasible after the determination of Disability or the death.

(c)                                  For Awards held for at least 12 months, in the event of the Recipient’s termination of employment after attaining age 60 and completing ten Years of Service, the Shares shall be released to the Recipient as soon as administratively feasible following the termination of employment.  Awards held for less than 12 months will be forfeited if the Recipient terminates employment prior to the Release Date(s) regardless of the Recipient’s age or Years of Service at termination.

(2)                                 Shares, Dividends and Voting Rights.  Just prior to the applicable Release Date(s), the number of Shares indicated shall be issued to the Recipient, provided all conditions set forth in Section 1 above are satisfied.  All Awards shall be settled in Shares.

Prior to the Release Date(s), the Recipient shall have no rights with respect to the Shares, including but not limited to rights to sell, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares. In addition, prior to the Release Date(s), the Recipient shall not be entitled to receive dividends, dividend equivalents or have any other rights with respect to the Shares.

(3)                                 Acceptance of Agreement.  The Recipient shall indicate his or her acceptance of this Agreement, including the Power of Attorney, in the method directed by the Company.

(4)                                 Stock Splits and Other Adjustments.  In the event that the Company’s shares, as a result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Shares to be awarded under this Agreement shall be adjusted to reflect such change in such manner as the Board of Directors of the Company or the Compensation Committee of the Board of Directors may deem appropriate. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(5)                                 Notices.  Each notice relating to this award shall be in writing.  All notices to the Company shall be addressed to the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313.  All notices to the Recipient shall be addressed to the address of the Recipient specified on the face page of this Agreement.  Either the Company or the Recipient may designate a different address by written notice to the other.  Written notice to said addresses shall be effective to bind the Company, the Recipient and the Recipient’s representatives and beneficiaries.

(6)                                 Taxes.

(a)                                 The Company and the Recipient’s employer (the “Employer”) will evaluate the requirements regarding any and all income taxes, social insurance, payroll tax, payment on account, and other tax items related to the Recipient’s participation in the Plan and legally applicable to the Recipient (the “Tax-Related Items”).  The Recipient acknowledges that these requirements may change from time to time as laws or interpretations change.

(b)                                 Before any relevant taxable or tax withholding event, as applicable, the Recipient must pay or make adequate arrangements satisfactory to the Company and the Employer to satisfy all obligations associated with the Tax-Related Items.  In this regard, the Recipient authorizes the Company, the Employer, and their respective agents to satisfy the obligations associated with all Tax-Related Items by one or a combination of the following:

(1)           withholding from the Recipient’s wages or other cash compensation paid by the Company or the Employer, or any other payment of any kind otherwise due to the Recipient from the Company or the Employer; or

(2)           withholding from proceeds of the sale of Shares acquired under an Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Recipient’s behalf in accordance with this authorization); or

(3)           retention of or withholding in Shares to be issued under the Award.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering minimum statutory withholding requirements or other applicable withholding rates.

If the obligation for any Tax-Related Items is satisfied by withholding in Shares, the Recipient is deemed for tax purposes to have been issued the full number of Shares subject to the Award.  This applies even though Shares are retained to satisfy the obligations associated with the Tax-Related Items resulting from any aspect of the Recipient’s participation in the Plan.

In addition, the Recipient must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Recipient’s participation in the Plan if those obligations cannot be satisfied through any of the means described in this document.  The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items.

(c)                                  Irrespective of the Company’s or the Employer’s action or inaction concerning the Tax-Related Items, the Recipient hereby acknowledges and agrees that the ultimate liability for the Tax-Related Items remains the responsibility and liability of the Recipient or the Recipient’s estate and may exceed the amount actually withheld by the Company or the Employer.  The Recipient further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, or release of the Award, the issuance of Shares upon settlement or release of the Award, the subsequent sale of Shares acquired under the Award, and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Recipient’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Recipient has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Recipient acknowledges that the Company and the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  For Recipients who are International Service Associates or covered by another international service policy, all Tax-Related Items remain the Recipient’s responsibility, except as expressly provided in the Company’s International Service Policy or Tax Equalization Policy.

(7)                                 Compensation Committee.  The Recipient hereby agrees that (a) any change, interpretation, determination or modification of this Agreement by the Compensation Committee shall be final and conclusive for all purposes and on all persons including the Company and the Recipient; provided, however, that with respect to any amendment or modification of the Plan which affects the award of Shares made hereby, the Compensation Committee shall have determined that such amendment or modification is in the best interests of the Recipient of such award; and (b) this Agreement and the award of Shares shall not affect in any way the right of the Recipient’s employer to terminate or change the employment of the Recipient.

(8)                                 Prohibited Activities.  In the event Recipient engages in a “Prohibited Activity” (as defined below), at any time during the term of this Agreement, or within one year after termination of Recipient’s employment from the Company or any Related Company, or within one year after the Release Date, whichever occurs latest, the Shares shall be forfeited and, if applicable, any profit or gain associated with the Shares shall be forfeited and repaid to the Company.

Prohibited Activities are:

(a)                                 Non-Disparagement — making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company or any Related Company or affiliate thereof, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;

(b)                                 No Publicity — publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of the Company which Recipient was involved with during Recipient’s employment;

(c)                                  Non-Disclosure of Trade Secrets — failure to hold in confidence all Trade Secrets of the Company that came into Recipient’s knowledge during Recipient’s employment by the Company or any Related Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)                                 Non-Disclosure of Confidential Information — failure to hold in confidence all Confidential Information of the Company that came into Recipient’s knowledge during Recipient’s employment by the Company or any Related Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company  and not generally known to the public or to competitors of the Company;

(e)                                  Return of Materials — failure of Recipient, in the event of Recipient’s termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by Recipient or furnished to Recipient by virtue of Recipient’s employment with the Company or a Related Company, or failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to Recipient by virtue of Recipient’s employment with the Company or a Related Company;

(f)                                   Non-Compete — rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Compensation Committee or the Chief Executive Officer of the Company or any senior officer designated by the Compensation Committee, is or becomes competitive with the Company;

(g)                                  Non-Solicitation — soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom Recipient had professional interaction during the last twelve months of Recipient’s employment with the Company; or

(h)                                 Violation of Company Policies — violating any written policies of the Company or Recipient’s employer applicable to Recipient, including without limitation the Company’s insider trading policy.

(9)                                 Modification of Agreement. If any of the terms of this Agreement may in the opinion of  the Company conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

(10)                          Personal Data.  The Recipient understands that his or her employer, the Company or a Related Company hold certain personal information about the Recipient, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the “personal data”).  Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law.  Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about the Recipient.  The Recipient hereby provides explicit consent to the Company and any Related Company to process any such personal data and sensitive personal data.  The Recipient also hereby provides explicit consent to the Company and any Related Company to transfer any such personal data and sensitive personal data outside the country in which the Recipient is employed, and to the United States.  The legal persons for whom such personal data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan.  The Recipient has been informed of his or her right of access and correction to his or her personal data by applying to the person identified in paragraph 6.

(11)                          Additional Consents.  The Recipient consents to and acknowledges that:

(a)                                 the Plan is discretionary in nature and the Company can amend, cancel or terminate it at any time;

(b)                                 these awards and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past;

(c)                                  all determinations with respect to any such future awards, including, but not limited to, the times when awards are made, the number of Shares, and the performance and other conditions attached to the awards, will be at the sole discretion of the Company and/or the Compensation Committee;

(d)                                 participation in this Plan or program is voluntary;

(e)                                  the value of the Shares and this award is an extraordinary item of compensation, which is outside the scope of the Recipient’s employment contract, if any;

(f)                                   the Shares, this award, or any income derived there from are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(g)                                  in the event of termination of the Recipient’s employment, the Recipient’s eligibility to receive Shares under this Agreement or the Plan, if any, will terminate effective as of the date that the Recipient is no longer actively employed regardless of any reasonable notice period mandated under local law, except as expressly provided in this Agreement;

(h)                                 the future value of the Shares is unknown and cannot be predicted with certainty;

(i)                                     (for individuals other than employees of the Company) the award has been made to the Recipient in his or her status as an employee of his or her employer and can in no event be understood or interpreted to mean that the Company is his or her employer or that he or she has an employment relationship with the Company;

(j)                                    no claim or entitlement to compensation or damages arises from the termination of this Agreement or diminution in value of the Shares and the Recipient irrevocably releases the Company and his or her employer, if different from the Company, from any such claim that may arise;

(k)                                 participation in the Plan or this Agreement shall not create a right to further employment with the Recipient’s employer and shall not interfere with the ability of the Recipient’s employer to terminate the Recipient’s employment relationship at any time, with or without cause;

(l)                                     the Plan and this Agreement set forth the entire understanding between the Recipient, the Company, and any Related Company regarding the acquisition of the Shares and supercedes all prior oral and written agreements pertaining to this award; and

(m)                             if all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Recipient and the Company, each and all of the other provisions of this Agreement shall remain in full force and effect.

(12)                          Governing Law.  This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Delaware USA.

(13)                          Headings. Paragraph headings are included for convenience and shall not affect the meaning or interpretation of this Agreement.

THE COCA-COLA COMPANY

Authorized Signature

Using the Merrill Lynch voice response system or other available means, the Recipient must accept the above Award in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that he or she has read this Agreement and the Plan, and agrees to be bound by this Agreement, the Plan and the actions of the Committee.  If he or she does not do so prior to [Date], then the Company may declare the Award null and void at any time. Also, in the unfortunate event that death occurs before this Agreement has been accepted, this Award will be voided, which means the Award will terminate automatically and cannot be transferred to the Recipient’s heirs pursuant to the Recipient’s will or the laws of descent and distribution.

Power of Attorney

This Power of Attorney shall not apply if the Recipient becomes an Executive Officer or a Reporting Officer under Section 16 of the Securities Exchange Act of 1934.

The Recipient, by electing to participate in the Plan and accepting the Agreement, does hereby appoint as attorney-in-fact, the Company, through its duly appointed representative, as the Recipient’s true and lawful representative, with full power and authority to do the following:

(i)            To direct, instruct, authorize and prepare and execute any document necessary to have Merrill Lynch (or any successor broker designated by the Company) sell on the Recipient’s behalf a set percentage of the Shares the Recipient receives at vesting as may be needed to cover Tax-Related Items due at vesting;

(ii)           To direct, instruct, authorize and prepare and execute any document necessary to have the Company and/or Merrill Lynch (or any successor broker designated by the Company) use the Recipient’s bank and/or brokerage account information and any other information as required to effectuate the sale of Shares the Recipient receives at vesting as may be needed to cover Tax-Related Items due at vesting;

(iii)          To take any additional action that may be necessary or appropriate for implementation of the Plan with any competent taxing authority; and

(iv)          To constitute and appoint, in the Recipient’s place and stead, and as the Recipient’s substitute, one representative or more, with power of revocation.

The authority set forth herein to sell Shares shall not be valid if the Recipient or the Company notifies Merrill Lynch that the Recipient is unable to trade in Company securities due to trading restrictions pursuant to the Company’s Insider Trading Policy or applicable securities laws.  The Recipient hereby ratifies and confirms as his or her own act and deed all that such representative may do or cause to be done by virtue of this instrument.